DERIVED INFORMATION [6/06/06]
[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be

	Deal Name		Data
Collateral Characteristics	Pool Balance		$824,907,636
	# of Loans	#	4,173
	Avg Prin Balance		$197,677
	GWAC	%	7.93
	WA Net Rate	%	7.4
	WAM	#	353
	Seasoning	#	4
	Second Liens	%	1.9
	Silent Seconds	%	43.0
	WA DTI	%	41.3
	WA LTV (First+Second Liens)%		79.5
	WA SSCLTV (First+Second+Silent Seconds)%		87.9
	WA FICO	#	631
	IO	%	19.5
	IO Loan + DTI > 45%		7.3
	Prepay Penalties	%	77.3
	Top Originator	Name
	Master Servicer	Name
	Trustee	Name
	Credit Risk Manager	Name
Arm Characteristics	WAC (Arms only)%		7.86
	WAM (Arms only)	#	356
	WA Margin	%	5.98
	WA Initial Cap	%	2.84
	WA Periodic Cap	%	1.05
	WA Cap	%	13.81
	WA Months to Roll	#	22
Loan Type	Fixed	%	13.4
	10yr	%	0.0
	15yr	%	0.2
	20yr	%	0.1
	30yr	%	7.9
	Balloons	%	28.9
	2/28 Arms	%	73.4
	3/27 Arms	%	12.2
	5/25 Arms	%	0.9
	Other Hybrid Arms	%	0.0
Index	1-Month LIBOR	%	0.0
	6-Month LIBOR	%	86.4
	Other Index	%	0.2
Loan Purpose	Purchase	%	46.7
	Cash-Out Refi	%	47.7
	Rate-Term Refi	%	5.6
	Debt Consolidation	%	0.0
Occupancy Status	Owner	%	92.5
	Second Home	%	0.5
	Investor	%	6.9
Property Type	Single Family	%	74.7
	2-4 Family	%	6.7
	PUD	%	12.4
	MH	%	0.0
	Condo	%	6.3
Doc Type	Full Doc	%	55.7
	Stated Doc	%	17.9
	Limited Doc	%	26.0
	No Doc	%	0.4
MI Data	MI Flag	Y/N	Y
	% of Pool Covered	%	0.0
	Effective LTV	%
FICO Distribution	FICO <460%		0.0
	FICO 460-479%		0.0
	FICO 480-499%		0.0
	FICO 500-519%		1.6
	FICO 520-539%		3.5
	FICO 540-559%		4.4
	FICO 560-579%		5.4
	FICO 580-599%		11.7
	FICO 600-619%		16.6
	FICO 620-639%		14.1
	FICO 640-659%		15.6
	FICO 660-679%		10.4
	FICO 680-699%		6.2
	FICO 700-719%		4.1
	FICO 720-739%		3.1
	FICO 740-759%		1.6
	FICO >760%		1.7
DTI Distribution	DTI <10.00%		1.3
	DTI 10.00-19.99%		2.8
	DTI 20.00-29.99%		7.5
	DTI 30.00-39.99%		23.3
	DTI 40.00-49.99%		57.1
	DTI 50.00-59.99%		8.1
	DTI 60.00-69.99%		0.0
	DTI > 70%		0.0
LTV Distribution	LTV <20%		0.0
	LTV 20.01-30%		0.2
	LTV 30.01-40%		0.3
	LTV 40.01-50%		1.1
	LTV 50.01-60%		2.7
	LTV 60.01-70%		8.8
	LTV 70.01-80%		59.4
	LTV 80.01-90%		20.9
	LTV 90.01-100%		6.6
	LTV >100%		0.0

SSCLTV	WA FICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
80-85%	606	8.29	8.7	15.3	10.1	99.9	1.6	21.5	58.6	13.3	41.3	40.4	0.0
85-90%	635	8.33	13.1	41.4	22.7	99.9	18.4	25.7	52.3	15.8	39.4	38.2	0.2
90-95%	638	8.33	6.9	49.8	11.8	96.6	46.7	25.2	62.1	28.0	41.1	36.2	0.0
95-100%	654	7.74	40.1	81.2	0.6	96.0	92.7	30.5	54.4	26.1	42.8	47.1	0.0

		# of Loans	Agg Principal Balance	% of Principal Balance	GWAC	WA CLTV	WA FICO
Loan Balance Distribution	$ 0-25,000	25	533,862	0.06	10.48	99.6	662
	$ 25,001-50,000	151	6,009,750	0.73	10.65	92.4	639
	$ 50,001-75,000	331	21,000,946	2.55	9.37	90.5	624
	$ 75,001-100,000	442	39,170,700	4.75	8.74	89.3	615
	$ 100,001-150,000	933	116,573,699	14.13	8.10	87.9	621
	$ 150,001-200,000	740	128,827,635	15.62	7.95	86.7	621
	$ 200,001-250,000	469	104,678,977	12.69	7.87	87.2	627
	$ 250,001-300,000	320	87,860,920	10.65	7.82	87.9	632
	$ 300,001-350,000	242	78,453,883	9.51	7.84	88.2	633
	$ 350,001-400,000	175	65,209,493	7.91	7.70	89.6	638
	$ 400,001-450,000	121	51,227,127	6.21	7.67	87.5	646
	$ 450,001-500,000	85	40,610,795	4.92	7.65	88.5	653
	$ 500,001-550,000	54	28,398,698	3.44	7.61	87.7	637
	$ 550,001-600,000	34	19,549,234	2.37	7.61	88.8	644
	$ 600,001-650,000	17	10,628,362	1.29	7.08	90.4	642
	$ 650,001-700,000	12	8,187,710	0.99	7.29	87.0	634
	$ 700,001-750,000	8	5,917,556	0.72	7.28	86.1	662
	$ 750,001-800,000	4	3,144,212	0.38	7.70	86.7	635
	$ 800,001-850,000	4	3,326,539	0.40	6.88	85.8	677
	$ 850,001-900,000	2	1,764,983	0.21	8.98	74.8	613
	$ 900,001-950,000	2	1,873,222	0.23	6.37	78.7	660
	$ 950,001-1,000,000	2	1,959,332	0.24	8.50	60.1	679
	> $ 1,000,001	0	0	0.00	0.00	0.0	0

Top 5 States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO	Russ Belt States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO
California	27.28	683	225,058,672	329,515	78.5	50.5	645	IN	10.42	36	4,114,363	114,288	85.3	41.7	610
Florida	14.05	600	115,912,696	193,188	79.2	31.0	629	MI	39.67	141	15,661,685	111,076	83.2	47.2	617
Illinois	5.82	259	48,008,861	185,362	80.3	42.8	628	OH	49.91	160	19,708,019	123,175	84.8	52.4	622
Arizona	5.57	232	45,930,952	197,978	78.0	31.2	622
Maryland	4.03	140	33,230,126	237,358	78.4	26.4	617

Originator/ Source	WA LTV	WA SS CLTV	FICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI%	DTI% > 45	% with MI
Name 1
Name 2
Name 3
Name 4

Documentation	WALTV	WA SS CLTV	WAFICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
Full Doc	79.7	87.7	618	7.74	55.7	41.8	5.1	98.3	40.5	22.7	100.0	20.1	40.7	42.7	0.1
Stated Doc	78.5	84.5	636	8.25	17.9	24.5	5.2	98.7	30.6	34.9	0.0	12.2	42.6	43.0	0.0
Limited Doc	80.1	90.9	655	8.12	26.0	72.7	12.3	97.5	57.5	31.7	0.0	23.5	41.6	38.8	0.0
No Doc	66.6	68.1	661	8.80	0.4	35.1	0.0	96.2	10.3	40.4	0.0	9.5	0.0	0.0	0.0

Aggregate Loans (First Lien Only) :in specific bucket
FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
<520	1.6	74.5	90.0	80.3	98.0	0.0	9.27	6.44	4.5
520-539	3.6	75.2	90.0	77.3	98.6	0.0	8.90	6.46	2.8
540-559	4.4	75.9	100.0	76.1	98.7	1.0	8.48	6.37	4.7
560-579	5.5	79.4	95.0	62.3	97.4	1.5	8.47	6.34	5.0
580-599	11.8	78.4	100.0	67.4	96.1	13.1	8.09	6.26	34.6
600-619	16.8	79.1	100.0	67.0	96.7	16.0	7.87	6.07	35.4
620-639	13.9	80.1	100.0	64.6	94.3	24.5	7.72	5.93	46.0
640-659	15.2	79.8	100.0	46.2	92.0	26.6	7.65	5.83	59.0
660-679	10.5	80.2	100.0	43.4	87.5	29.5	7.61	5.76	60.2
680-699	6.2	79.1	100.0	32.3	85.1	30.8	7.47	5.74	66.6
700-719	4.1	81.0	100.0	27.7	82.6	25.2	7.64	5.63	66.1
720-739	3.1	79.6	95.0	31.0	78.2	34.1	7.32	5.59	77.5
740-759	1.5	81.1	100.0	29.1	84.6	30.2	7.74	5.65	63.5
760-779	1.0	80.8	100.0	37.8	65.9	23.6	7.58	5.26	58.5
780-800	0.6	80.2	95.0	29.5	85.4	40.9	7.42	5.52	79.6
800+	0.2	79.0	95.0	40.4	90.6	10.6	7.85	5.60	94.0
Totals (of deal)	100.0	79.2	100.0	55.8	92.4	19.9	7.87	5.98	43.8

Aggregate Loans (Second Lien Only)
FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN
<520
520-539
540-559
560-579	0.9	100.0	100.0	100.0	100.0	0.0	12.90	0.00
580-599	2.1	91.5	100.0	100.0	100.0	0.0	10.81	0.00
600-619	7.6	99.3	100.0	100.0	100.0	0.0	10.99	0.00
620-639	25.4	98.2	100.0	39.2	100.0	1.8	11.57	0.00
640-659	36.8	98.8	100.0	33.2	98.7	4.4	11.20	0.00
660-679	8.3	99.1	100.0	69.7	100.0	0.0	10.22	0.00
680-699	8.1	99.2	100.0	71.4	100.0	0.0	9.97	0.00
700-719	5.4	100.0	100.0	64.9	100.0	0.0	9.76	0.00
720-739	1.2	98.2	100.0	86.9	100.0	0.0	9.44	0.00
740-759	3.3	100.0	100.0	58.8	100.0	0.0	10.50	0.00
760-779
780-800	0.9	100.0	100.0	100.0	100.0	0.0	9.88	0.00
800+

If seconds in deal:
Second Lien Loans
FRM %	100.0
ARM %	0.0

CREDIT ENHANCEMENT:
Subordination %
Initial OC %
Target OC % before stepdown
Target OC % after stepdown
Initial Excess Interest
Other CE %

Derivatives:

Triggers:
Delinquency Trigger
Cum Loss Trigger

Percentage by range					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	-	-	-	0.01	0.01	-	-	-
	20-30	-	-	0.03	0.03	0.07	0.03	0.01	0.01
	30-40	-	-	0.02	0.08	0.15	-	-	0.01
	40-50	-	-	0.16	0.25	0.35	0.21	0.02	-
LTVs	50-60	-	-	0.28	0.82	0.99	0.27	0.11	0.01
	60-70	-	0.01	1.50	2.23	2.21	0.70	0.18	0.19
	70-80	0.01	0.02	1.81	4.36	7.08	4.57	0.98	0.22
	80-90	-	0.05	2.96	9.22	20.85	14.17	5.43	1.36
	90-100	-	-	0.56	3.15	7.89	2.76	1.01	0.55
	>100	-	-	-	-	-	-	-	-

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	-	-	-	-	-	-	-	-
	20-30	-	-	-	-	-	-	-	-
	30-40	-	-	-	-	-	-	-	-
	40-50	-	-	-	-	-	-	-	-
LTVs	50-60	-	-	-	-	-	-	-	-
	60-70	-	-	-	-	-	-	-	-
	70-80	-	-	-	-	-	-	-	-
	80-90	-	-	-	-	-	-	-	-
	90-100	-	-	-	-	0.03	-	-	-
	>100	-	-	-	-	-	-	-	-

Loan Count					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	1	1	0	0	0
	20-30	0	0	2	4	4	2	1	1
	30-40	0	0	1	4	10	0	0	1
	40-50	0	0	10	15	20	6	2	0
LTVs	50-60	0	0	17	34	37	11	4	1
	60-70	0	1	64	86	83	24	6	7
	70-80	1	1	77	186	292	152	34	7
	80-90	0	2	138	423	812	475	176	45
	90-100	0	0	33	159	457	153	63	26
	>100	0	0	0	0	0	0	0	0
	#	4172

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	0	0	0	0	0	0
	20-30	0	0	0	0	0	0	0	0
	30-40	0	0	0	0	0	0	0	0
	40-50	0	0	0	0	0	0	0	0
LTVs	50-60	0	0	0	0	0	0	0	0
	60-70	0	0	0	0	0	0	0	0
	70-80	0	0	0	0	0	0	0	0
	80-90	0	0	0	0	0	0	0	0
	90-100	0	0	0	0	1	0	0	0
	>100	0	0	0	0	0	0	0	0
	#	1

First Lien Loans:	# of Mortgage Loans	Prin. Balance	% of Principal Balance	WAC	% Owner Occupancy	%ARM	FICO	CLTV	%Full Doc	Coverage Down to:
Less than 60.01%	201	35,771,190	4.4	7.68	94.6	82.3	607	51.4	51.4
80.01 to 85.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	354	79,029,664	9.8	8.24	89.4	86.8	612	86.1	56.1
85.01 to 90.00%
With MI:	1	244,426	0.0	7.38	100.0	100.0	629	90.0	100.0
Without MI:	457	92,667,607	11.4	8.44	83.4	89.1	627	90.1	57.6
90.01 to 95.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	140	28,392,089	3.5	8.55	88.8	88.6	635	94.8	67.4
95.01 to 100.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	93	11,054,764	1.4	8.95	97.3	50.5	638	99.9	85.9

TOTAL (First Lien)	1246	247,159,740	30.5	8.30	88.2	85.6	621	84.2	58.7

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WA FICO	WA LTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc
2/28 ARM 24 Month IO	24	10	3,112,953	311,295	1.9	0.4	634	82.6	100.0	19.6	0.0	43.9	48.2
2/28 ARM 60 Month IO	60	455	126,241,687	277,454	78.4	15.3	654	80.2	94.9	57.4	5.0	40.7	58.8
2/28 ARM 120 Month IO	120	3	642,686	214,229	0.4	0.1	603	75.5	100.0	65.6	0.0	38.8	39.8
3/27 ARM 36 Month IO	36	2	368,500	184,250	0.2	0.0	623	63.5	100.0	0.0	0.0	30.0	62.1
3/27 ARM 60 Month IO	60	83	21,744,857	261,986	13.5	2.6	670	79.6	83.5	58.7	13.9	42.1	38.6
5/25 ARM 60 Month IO	60	11	2,818,479	256,225	1.8	0.3	651	73.1	100.0	31.6	0.0	38.0	89.4
30 Year Fixed IO	71	20	5,723,151	286,158	3.6	0.7	644	76.7	100.0	35.1	0.0	39.4	85.3
15 Year Fixed IO	89	3	203,290	67,763	0.1	0.0	643	97.4	100.0	51.4	0.0	42.0	48.6
Other IO	120	1	163,997	163,997	0.1	0.0	725	80.0	100.0	100.0	0.0	38.1	100.0
Totals:	60	588	161,019,599	273,843	100.0	19.5	655	79.9	93.8	55.5	5.8	40.8	57.3

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5.00%
2/28 ARM 24 Month IO	0	0	1,016,998	0	2,095,955	0	0	0	0
2/28 ARM 60 Month IO	0	1,973,500	11,597,048	0	112,671,139	0	0	0	0
2/28 ARM 120 Month IO	0	0	0	0	642,686	0	0	0	0
3/27 ARM 36 Month IO	229,000	0	0	0	139,500	0	0	0	0
3/27 ARM 60 Month IO	0	0	787,990	0	20,956,867	0	0	0	0
5/25 ARM 60 Month IO	0	0	1,201,096	0	1,617,383	0	0	0	0
Other IO	0	0	0	0	163,997	0	0	0	0
	229,000	1,973,500	14,603,132	0	138,287,527	0	0	0	0

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
520-539
540-559	0.2	62.9	75	100	100	7.62	7.18	0
560-579	0.4	76.7	85	70.2	100	8.57	6.68	0
580-599	7.8	81.1	95	89.8	100	7.55	5.7	47.7
600-619	13.5	79	100	79.6	98.9	7.41	5.76	43.4
620-639	17.1	77.7	100	72.2	100	7.32	5.57	60
640-659	20.5	80.4	100	56.9	96	7.35	5.54	70.4
660-679	15.5	82.1	100	48.7	92	7.35	5.58	64
680-699	9.6	79.3	90	28.6	85.2	7.2	5.43	71.9
700-719	5.2	79.3	90	32.5	82.4	7.26	5.09	80.3
720-739	5.4	80.6	95	27.5	77.7	7	5.46	86.4
740-759	2.4	79.4	95	33.3	100	7.65	5.3	82.8
760-779	1.2	84.6	95	24.2	67.5	7.61	4.52	77.6
780-800	1.1	80	80	42.9	93.5	6.86	5.26	100
800+	0.1	80	80	0	100	8.49	6.99	100